Exhibit 10.2(e)

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made and entered into as of December 20, 2019, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and AIMMUNE THERAPEUTICS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.Landlord (as successor-in-interest to Diamond Marina LLC and Diamond Marina II LLC) and Tenant (formerly known as Allergen Research Corporation, Inc.) are parties to the Office Lease dated February 23, 2015 (the "Original Lease"), as amended by that certain First Amendment to Lease dated August 26, 2015 (the "First Amendment") and that certain Second Amendment to Lease dated June 27, 2017 (the "Second Amendment"), whereby Tenant leases approximately 52,861 rentable square feet ("Existing Premises") on the second (2nd) and third (3rd) floors of that certain office building located at 8000 Marina Boulevard, Brisbane, California ("Building").  The Original Lease, First Amendment and Second Amendment are, collectively, the "Lease."

B.Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 4,500 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor of the Building (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.Modification of Premises.  Effective as of the date (the "Expansion Commencement Date") which is the later to occur of (i) March 1, 2020, or (ii) the date upon which the Expansion Premises are "Ready for Occupancy," as that term is defined in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 57,361 rentable square feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to in this Third Amendment as the "Premises", and effective as of the Expansion Commencement Date the Existing Premises and the Expansion Premises shall collectively be the Premises. Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant fully decommissioned and Ready for Occupancy on or before May 1, 2020.

3.Term.

3.1.Expansion Term.  The Term of Tenant's lease of the Expansion Premises (the "Expansion Term") shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant's Lease of the Existing Premises on the Lease Expiration Date (i.e., June 30, 2024), unless sooner terminated as provided in the Lease, as hereby amended.  For purposes of this Third Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first (1st) Expansion Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first (1st) anniversary of the Expansion Commencement Date occurs (unless the Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Expansion Year shall end on the day immediately preceding the first anniversary of the Expansion Commencement Date), and the second and each succeeding Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Year shall end on the Lease Expiration Date.

3.2.Renewal Option.  Tenant's Renewal Option set forth in Section 4.4 of the Original Lease (as amended by Section 10 of the Second Amendment) shall remain in effect and apply to the entire Premises.

4.Base Rent.

4.1.Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

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4.2.Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows, but otherwise in accordance with the terms of the Lease:

Expansion Year	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$261,900.00	$21,825.00	$4.85
2	$269,757.00	$22,479.75	$5.00
3	$277,849.71	$23,154.14	$5.15
4	$286,185.20	$23,848.77	$5.30
5 (through Lease Expiration Date)	$294,770.76	$24,564.23	$5.46

Concurrent with Tenant's execution of this Third Amendment, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.Tenant's Pro Rata Share of Operating Expenses.

5.1.Existing Premises.  Tenant shall continue to pay Tenant's Pro Rata Share of Operating Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2.Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant's Pro Rata Share of Operating Expenses in connection with the Expansion Premises in accordance with the terms of the Lease (as amended by the last sentence of Section 7 of the Second Amendment), provided that with respect to the calculation of Tenant's Pro Rata Share of Operating Expenses in connection with the Expansion Premises, the following shall apply:

5.2.1  Tenant's Pro Rata Share shall equal 2.23%; and

5.2.2  the Base Year shall be the calendar year 2020.

6.Expansion Improvements.  Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, "as-is" condition. Notwithstanding the foregoing, Landlord shall construct the improvements in the Expansion Premises pursuant to the terms of the Tenant Work Letter and shall deliver the Expansion Premises to Tenant in good condition and in compliance with applicable laws to the extent necessary to maintain or obtain a certificate of occupancy (or its legal equivalent) for the Expansion Premises.

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7.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. and JLL (the "Brokers"), who shall be paid by Landlord pursuant to their separate agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.Parking.  Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to rent up to fifteen (15) unreserved parking passes in connection with Tenant's lease of the Expansion Premises (the "Expansion Parking Passes").

9.Signage.  Tenant shall be entitled to Building standard suite entry with respect to the Expansion Premises on the door or on the wall adjacent to the Expansion Premises.

10.Security Deposit.  Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal $353,252,46.  Landlord and Tenant acknowledge that, in accordance with the Lease, Tenant has previously delivered the sum of $304,124,00 (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Concurrently with Tenant's execution of this Third Amendment, Tenant shall deposit with Landlord an amount equal to $49,128.46 to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less $353,252,46, Tenant shall pay the difference to Landlord in accordance with the terms of the Lease.

11.Statutory Disclosure and Related Terms.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct

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violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.  The terms of this Section 11 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with applicable laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant's election to conduct a CASp inspection hereunder.

12.No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"Landlord"

HCP LIFE SCIENCE REIT, INC.,
a Maryland corporation

By:	/s/ Scott Bohn

	Its:	Senior Vice President

"Tenant"

AIMMUNE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Eric Bjerkholt

	Its:	CFO

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

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EXHIBIT B

TENANT WORK LETTER

1.Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a)Approved Plans: Plans and specifications prepared by the applicable Architect for the respective Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)Architect: DES Architects/Engineers, or any other architect selected by Landlord in its reasonable discretion, with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.

(c)Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d)Landlord's Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e)General Contractor:  Hathaway Dinwiddie Construction company, or any other general contractor reasonably selected by Landlord with respect to Landlord's TI Work. Tenant shall have no right to direct or control such General Contractor.

(f)Landlord's TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.

(g)Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable  discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h)Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant's use or occupancy of the Building and the Expansion Premises.

(i)Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

(j)Tenant Delay: Any of the following types of delay in the completion of construction of Landlord's TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord's TI Work to be delayed):

(i)Any delay resulting from Tenant's failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord's Project Manager in

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connection with the design or construction of Landlord's TI Work, or from Tenant's failure to approve in a timely manner any matters requiring approval by Tenant;

(ii)Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request; or

(iii)Any delay caused by Tenant (or Tenant's contractors, agents or employees) materially interfering with the performance of Landlord's TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference and, before the first time a Tenant Delay is deemed to have occurred as a result of such delay, such interference has continued for more than twenty-four (24) hours after Tenant’s receipt of such notice.

(k)Tenant Improvements: The improvements to or within the Building shown on the Approved Plans from time to time and to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter. The term "Tenant Improvements" does not include the improvements existing in the Building and Expansion Premises at the date of execution of the Third Amendment.

(l)Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable.  Landlord shall use commercially reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(m)Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.

2.Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a)Approved Plans and Working Drawings for Landlord's TI Work. Landlord's Architect and project manager has prepared, and Landlord and Tenant have approved, preliminary plans and specifications and a scope of work for the Expansion Premises. The most recent mutually approved version of such preliminary plans and specifications and scope of work (collectively, the "Landlord's Preliminary Plan") is attached hereto as Schedule 1 and incorporated herein by this reference.  Any items listed on the Landlord's Preliminary Plan as being "alternates" or "tenant items", or "tenant furnished" or "tenant installed" shall be provided, if at all, by Tenant at Tenant's sole cost and expense, and Landlord shall have no obligations with respect thereto. Landlord shall prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord's Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Tenant Improvements constituting Landlord's TI Work, including (as applicable) structural, fire protection, life safety, mechanical and electrical working drawings and final architectural drawings (collectively, "Landlord's Final Working Drawings"). Landlord's Final Working Drawings shall be based on and consistent with the

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Landlord's Preliminary Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Landlord shall deliver copies of Landlord's Final Working Drawings to Tenant for Tenant's approval and information, and to assist Tenant in preparing plans, specifications and drawings for Tenant's Work as hereinafter set forth.  Tenant shall promptly and diligently either approve the proposed Landlord's Final Working Drawings, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or proposed Landlord's Final Working Drawings into a form which will be reasonably acceptable to Tenant.  Notwithstanding any other provisions of this paragraph, in no event shall Tenant have the right to object to any aspect of the Landlord's Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Landlord's Preliminary Plan, (ii) necessitated by applicable law or as a condition of any governmental approvals or consents that are required to be obtained in connection with Landlord's TI Work, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Landlord's TI Work, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such requirements or conditions. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) days after delivery thereof to Tenant) in delivering an applicable set of plans, specifications and/or drawings to Tenant shall constitute and be deemed to be approval of Landlord's proposed plans and specifications or proposed Landlord's Final Working Drawings, as applicable.

(b)Construction of Landlord's TI Work. Following completion of Landlord's Final Working Drawings, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements constituting Landlord's TI Work. Upon receipt of such permits and approvals, Landlord shall, at Landlord's expense (subject to Tenant's obligations to pay for the cost of any Tenant required changes to the Landlord's Preliminary Plan or Landlord's Final Working Drawings), construct and complete the Tenant Improvements constituting Landlord's TI Work substantially in accordance with the Landlord's Approved Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed.

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(c)Changes.

(i)If Landlord determines at any time that changes in Landlord's Final Working Drawings or in any other aspect of the Landlord's Approved Plans relating to any item of Landlord's TI Work are required as a result of applicable law or governmental requirements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Landlord's sole cost and expense, cause revised Landlord's Final Working Drawings to be prepared by Landlord's Architect and submitted to Tenant, for Tenant's information; provided, however, to the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such requirements or conditions.

(ii)If Tenant at any time desires any changes, alterations or additions to the Landlord's Final Working Drawings or material changes to the Landlord's Preliminary Plan with respect to any of Landlord's TI Work, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a "Tenant Change Request"). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord's estimate of the number of days of delay, if any, which shall be caused in Landlord's TI Work by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord's estimate of the increase, if any, which shall occur in the cost of construction of the Landlord's TI Work affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant's approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord's notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay. If Tenant fails to notify Landlord in writing of Tenant's approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

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(d)Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant's compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord's representative pursuant to such delegation and request.  Fees and charges of Project Manager for such services shall be at Landlord's sole expense except to the extent otherwise expressly provided in this Tenant Work Letter.

3.Completion.

(a)When Landlord receives written certification from Architect that construction of the Tenant Improvements constituting Landlord's TI Work in the Building has been completed in accordance with the Landlord's Approved Plans (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the "Substantial Completion Certificate") (i) certifying that the construction of the Tenant Improvements constituting Landlord's TI Work in the Building has been substantially completed in a good and workmanlike manner in accordance with the Landlord's Approved Plans in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that Landlord's TI Work complies in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Expansion Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-offs from any applicable governmental authority, allowing the legal occupancy of the Expansion Premises, the Tenant Improvements constituting Landlord's TI Work in the Building will be deemed delivered to Tenant and "Ready for Occupancy" for all purposes of the Lease (subject to Landlord's continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Tenant Improvements).

(b)Promptly following delivery of the Substantial Completion Certificate for Landlord's TI Work in the Building, Project Manager or other representatives of Landlord shall conduct one or more "walkthroughs" of the Building with Tenant and Tenant's representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements constituting Landlord's TI Work in the Building, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as defined in Section 3093 of the California Civil Code or applicable successor statute) with respect to Landlord's TI Work in the Building.

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(c)All construction, product and equipment warranties and guaranties obtained by Landlord with respect to Landlord's TI Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d)Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of Landlord's TI Work as a result of any Tenant Delay, and if the Lease Commencement Date is being determined under clause (ii) of Section 3.2 of the Lease Summary, then notwithstanding any other provisions of the Lease to the contrary, the Expansion Premises shall be deemed to have been Ready for Occupancy on the date the Expansion Premises would have been Ready for Occupancy absent such Tenant Delay.

4.Payment of Costs.  Except as otherwise expressly provided in this Tenant Work Letter or in the Lease or by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid by Landlord.

5.No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

6.Tenant Access.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Expansion Premises, Contractor shall allow Tenant access to the Expansion Premises at least fifteen (15) days prior to the Substantial Completion of the Landlord's TI Work for the purpose of Tenant installing equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Premises and doing business.  Prior to Tenant's entry into the Expansion Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall be responsible for the costs of any utilities associated with Tenant's access to the Expansion Premises prior to the Expansion Commencement Date.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.

7.Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord's or Tenant's approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord's or Tenant's approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

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SCHEDULE 1

LANDLORD'S PRELIMINARY PLAN

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Aimmune Tenant Improvements
2000 Sierra Point Parkway
Brisbane, CA 94005

TI SCOPE LIST

This document, taken in its entirety, clarifies the scope defined in the "Aimmune – Level 1 Test Fit – R1", produced by FPBA dated 10/22/2019. For any conflict and ambiguity between this document and the "Aimmune – Level 1 Test Fit – R1" this document shall govern.

SURVEY & LAYOUT:
Construct dust barriers and maintain protection of existing finishes throughout the project duration as needed.

DEMOLITION:
Protection of existing finishes. Demolition of all flooring, walls per plan, existing ceiling to remain except drywall soffits & existing board room where lower grid will be removed. Existing slab to remain as is; any scope of work that may require cutting or coring the slab is excluded.

SITE CONCRETE:
Excluded.

MILLWORK & CABINETS:
Excluded.

FINISH CARPENTRY:
Final trim throughout space.

INSULATION:
Excluded.

ROOF SCREEN:
Excluded.

WOOD & HOLLOW METAL DOORS:
New office door and sidelite to match existing as close as possible for (1) new office. New frame and door for conference room expansion.

GLASS & GLAZING:
Glass at expanded conference room front.

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GYPSUM BOARD:

Per the plans all level 4 finish. Includes patching all existing walls. R11 batt insulation at all new walls. No ceiling insulation.

CERAMNIC & STONE SURFACE:

Excluded.

ACOUSTIC CEILING:

Patch in raised ceiling area with existing tile, patch grid, compose edge where ceiling variations take place.

FLOOR COVERING:

Carpet tile, includes LVT for the entire break area.

PAINTING:

Prep and paint all existing walls. Includes minor accent walls. Excludes sound panels and markerboards.

SIGNS/ I.D DEVICES:

Building standard exit route signs and ADA code compliance signage.

FIRE EXTINGUISHERS:

Per code.

AUDIO-VISUAL EQUIPMENT:

Existing to remain.

FOOD SERVICE EQUIPMENT:

Existing to remain.

WINDOW COVERINGS:

Existing to remain.

FIRE PROTECTION:

Raise and adjust heads for new office and conference room.

PLUMBING:

Excluded.

808590.03/WLA 378535-00005/1-29-20/gjn/gjn	SCHEDULE 1 - 3 -	[Third Amendment] [Aimmune Therapeutics]

808590.03/WLA 378535-00005/1-29-20/gjn/gjn	SCHEDULE 1 - 4 -	[Third Amendment] [Aimmune Therapeutics]